NOTICE OF ANNUAL MEETING OF
                                 SHAREHOLDERS
                         TO BE HELD ON APRIL 18, 1996

                                                            March 8, 1996

SHAREHOLDERS OF IWC RESOURCES CORPORATION:

    The annual meeting of shareholders of IWC Resources Corporation ("Resources") will be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, on Thursday, April 18, 1996, at 11:00 a.m., EST, for the following purposes:

  (1)To elect five directors to serve three-year terms until the annual meeting of shareholders in 1999 and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

  (2)To approve or disapprove a proposed amendment to Article V of Resources' Articles of Incorporation increasing the number of authorized shares of common stock from 10,000,000 to 20,000,000 shares;

  (3)To approve or disapprove the proposed appointment of KPMG Peat Marwick LLP as auditors for Resources for 1996; and

  (4)To transact such other business as may properly come before the meeting.

  All shareholders of record at the close of business on February 29, 1996, will be eligible to vote.

    It is important that your shares be represented at this meeting so that a quorum will be assured. Whether or not you expect to be present, please complete, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

                                          By Order of the Board of Directors,



                                          JOHN M. DAVIS, Secretary
                                          IWC RESOURCES CORPORATION

                      (ANNUAL REPORT MAILED CONCURRENTLY)

                                PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS OF
                           IWC RESOURCES CORPORATION
                         TO BE HELD ON APRIL 18, 1996

    This statement is being furnished on or about March 8, 1996, to shareholders of record on February 29, 1996, in connection with a solicitation by the Board of Directors of IWC Resources Corporation ("Resources") of proxies to be voted at the annual meeting of shareholders of Resources to be held at 11:00 a.m., EST, Thursday, April 18, 1996, at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, for the purposes set forth in the accompanying Notice. Resources is the parent corporation of Indianapolis Water Company ("IWC").

    On February 29, 1996, there were outstanding and entitled to vote 8,293,765 common shares of Resources. The shareholders entitled to vote at the meeting will be determined from the record at the close of business on that date and will have one vote for each share held. In addition, on such date there were outstanding and entitled to vote 51,612 shares of Resources Series B Convertible Redeemable Preferred Stock ("Preferred Stock"). The holders of the Preferred Stock are entitled to one vote for each share held and vote together with the holders of the common shares.

    If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Unless revoked, a properly executed proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy as to Proposals 1, 2 and 3 or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for approval of Proposals 2 and 3. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. The approval of the proposal to increase the number of authorized shares of Resources will require an affirmative vote of a majority of the total outstanding shares. The appointment of auditors will require that the votes cast in favor of such proposal exceed the votes cast against. Pursuant to the Indiana Business Corporation Law and the Bylaws of Resources, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present but will not be counted as voting either for or against such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares on a particular proposal, those shares will not be counted in determining whether a quorum is present or as voting with respect to that proposal.

    The Board of Directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

    The cost of this solicitation of proxies will be borne by Resources.

                      PROPOSAL 1.  ELECTION OF DIRECTORS

    Directors are elected for staggered terms of three years with approximately one-third of the Board of Directors standing for election each year. At the meeting, five directors are to be elected, each to hold office for a three-year term and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified on the following page. Each such person has indicated that he will accept nomination and election as a director. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of management to nominate such other person as director as it may in its discretion determine, in which event proxies will be voted for such other person.

    The following tables set forth information regarding the nominees for director and those directors of Resources whose terms of office continue past the meeting. Unless otherwise indicated in a footnote to the following table, the principal occupation of each person has been the same for the last five years.

Nominees for Directors
           NAME AND AGE                          Present Principal                    Director         Term to EXPIRE
                                                    OCCUPATION                          SINCE
Joseph R. Broyles,* 53              President of the Industries                         1992                1999
                                    Division of Resources (1)
Robert B. McConnell,* 74            Chairman of the Executive                           1971                1999
                                    Committee of Resources and IWC (2)
J. George Mikelsons, 58             Chairman of the Board and                           1989                1999
                                    Chief Executive Officer,
                                    Amtran, Inc. (airlines)
Thomas M. Miller,* 66               Associate, Schenkel, McVey                          1985                1999
                                    and Associates
                                    (public relations)(3)
Jerry D. Semler, 59                 Chairman of the Board, President                     --                 1999
                                    and Chief Executive Officer,
                                    American United Life
                                    Insurance Company
                                    (mutual life insurance company)(4)

Directors Continuing in Office
           NAME AND AGE                          Present Principal                    Director         Term to  EXPIRE
                                                    OCCUPATION                          SINCE
Joseph D. Barnette, Jr., 56         Chairman and Chief Executive Officer, Bank          1983                1998
                                    One, Indianapolis, NA (commercial bank)
Robert A. Borns, 60                 Chairman of the Board,                              1994                1997
                                    Borns Management Corporation
                                    (real estate management)
Milton O. Thompson,** 41            President, Grand Slam                      1996                1997
                                    Companies(5)
Otto N. Frenzel, III,* 65           Chairman of the Executive Committee,                1963                1998
                                    National City Bank, Indiana
                                    (commercial bank)(6)
J. B. King, 66                      Vice President and General Counsel,                 1981                1997
                                    Guidant Corporation
                                    (medical devices)(7)
James T. Morris,* 52                Chairman of the Board and Chief                     1989                1997
                                    Executive Officer of Resources
                                    and IWC (8)
Susan O. Conner, 43                 Senior Vice President of Public Affairs,            1995                1998
                                    USA Group, Inc. (student loans)(9)
J. A. Rosenfeld, 64                 President of the Utilities                          1995                1998
                                    Division of Resources and IWC (10)
Fred E. Schlegel, 54                Partner, Baker & Daniels                            1988                1998
                                    (attorneys for Resources and IWC)



* Member of Executive Committee

** Appointed to fill  the  vacancy  created by the resignation of Murvin Enders
incident  to  Mr.  Enders          joining   Resources  as  vice  president  of
administrative affairs in 1995.

( 1)Mr. Broyles joined IWC in 1965 as plant engineer and has served as an executive officer of IWC in several capacities since 1983, most recently as president from January 1992 until August 1995 when he was appointed president of the Industries Division of Resources, incident to formation of the two divisions (Utilities and Industries).

( 2)Mr. McConnell was chairman of the Board and chief executive officer of Resources and IWC from October 1986 to April 1991. He also served as president of Resources and IWC from October 1988 to January 1989.

( 3)Mr. Miller was formerly chairman of the Board and chief executive officer, NBD Indiana, Inc. and NBD Bank, N.A. Mr. Miller is also a director of NBD Indiana, Inc., NBD Bank, N.A. and IPALCO Enterprises, Inc.

( 4)Mr. Semler has been employed by American United Life Insurance Company since 1959, and was elected president in 1980, chief executive officer in 1989, and chairman in 1991, respectively.

( 5)Mr. Thompson also serves on the  Board  of  Directors  of  American  States
    Insurance.

(  6)Before retiring December 1995, Mr. Frenzel served as chairman of the Board of National City Bank, Indiana. Mr. Frenzel is a director of American United Life Insurance Company, Baldwin & Lyons, Inc., Indiana Energy, Inc., IPALCO Enterprises, Inc. and National City Corporation.

(  7)From  October  1,  1987 to February 28, 1995,  Mr.  King  served  as  vice president and general counsel of Eli Lilly and Company, a pharmaceutical manufacturer. Mr. King assumed his current position on September 13, 1994. Concurrent with his duties at Guidant Corporation, Mr. King joined the legal staff of Baker & Daniels in 1995.
(  8)Mr.  Morris  became  chairman  of the Board and chief executive officer of
    Resources and IWC in April 1991. He was president and chief operating officer of Resources and IWC from January 1989 until April 1991. Prior to that time, Mr. Morris was president of Lilly Endowment, Inc. Mr. Morris is also a director of American United Life Insurance Company and National City Bank, Indiana.

(  9)Ms.  Conner  joined  USA  Group,  Inc. in 1992 as vice president of public
    affairs.   Prior to that time, she was  communications  director  at  Lilly
    Endowment, Inc., a philanthropic foundation.

(10)Mr. Rosenfeld joined Resources in October 1991 and has served as its chief financial officer since 1992. Prior to joining Resources, he was president and a member of the Board of Directors of MSA Realty Corporation, a publicly traded real estate investment trust. He was appointed president of the Utilities Division of Resources in August 1995, incident to the formation of the two divisions (Utilities and Industries).


    During 1995, the Board of Directors of Resources held five meetings. All directors, except Messrs. Barnette, Borns and Reich, attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served. The Board of Directors has created various committees, including Audit and Compensation committees. The Audit Committee consists of Messrs. Barnette, McConnell and King. That committee reviews Resources' internal auditing and reporting procedures and recommends appointment of Resources' auditors. During 1995, the Audit Committee held four meetings. The Compensation Committee consists of Messrs. Frenzel, Mikelsons and Miller. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans. During 1995, the Compensation Committee held two meetings. The Board of Directors of Resources does not have a nominating committee.

SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires Resources' officers and directors, and persons who own more than 10 percent of the outstanding common shares, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish Resources with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, Resources believes that during 1995, all filing requirements applicable to its officers, directors and greater than 10 percent shareholders were met.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

    The following table sets forth information as of January 9, 1996, regarding the beneficial ownership of common shares of Resources by each 5% beneficial owner and by each director of Resources, the chief executive officer and the four other most highly compensated executive officers of Resources whose salary and bonus exceeded $100,000 for fiscal 1995, and the directors and executive officers of Resources as a group. The persons named in the table have sole voting and investment power with respect to all common shares owned by them unless otherwise noted.

                                AMOUNT AND NATURE
NAME OF BENEFICIAL                 OF BENEFICIAL             PERCENT OF
     OWNER                         OWNERSHIP (1)                CLASS

Don W. Miller                        625,494                       7.9
Joseph R. Broyles                  54,552 (2)                   *
Robert B. McConnell                14,167                       *
J. George Mikelsons                   250                       *
Thomas M. Miller                      423                       *
Jerry D. Semler                    10,000                       *
Joseph D. Barnette, Jr.               200                       *
Milton O. Thompson                      0                       *
Robert A. Borns                     8,274                       *
Susan O. Conner                       178                       *
Murvin S. Enders                      105                       *
Otto N. Frenzel, III               20,927 (3)                   *
J. B. King                          2,057                       *
James T. Morris                    22,327 (4)                   *
Jack E. Reich                      45,204
Fred E. Schlegel                    1,106                       *
John M. Davis                       6,425 (5)                   *
Kenneth N. Giffin                  17,626 (6)                   *
J. A. Rosenfeld                    10,044 (7)                   *
Directors and Executive Officers
  as a group (27 persons)         874,506 (8)                   11%


* Less than 1%


(1) None of the above named persons beneficially owned any shares of IWC preferred stock except Mr. Broyles, who may have been deemed to own beneficially 500 shares of preferred stock for which he is custodian for his minor children.

(2) Shares shown include 7,229 shares owned by Mr. Broyles as custodian for his minor daughters and 1,329 shares owned by Mr. Broyles' wife, as to which Mr. Broyles disclaims beneficial ownership. Shares shown include 8,483 shares credited to Mr. Broyles' account under Resources' Employee Stock Ownership Plan, 4,663 restricted shares granted pursuant to Resources' Restricted Stock Plan and 7,162 shares allocated within Resources' Thrift Plan.

(3) Shares shown include 100 shares held in a family partnership, as to which Mr. Frenzel has voting and investment power, and 18,000 shares of stock held in charitable remainder trusts in which Mr. Frenzel is co-trustee.

(4) Shares shown include 723 shares credited to Mr. Morris' account under Resources' Employee Stock Ownership Plan, 7,203 restricted shares granted pursuant to Resources' Restricted Stock Plan and 4,711 shares allocated within Resources' Thrift Plan.

(5) Shares shown include 125 shares credited to Mr. Davis' account under Resources' Employee Stock Ownership Plan and 3,346 restricted shares granted pursuant to Resources' Restricted Stock Plan.

(6) Shares shown include 4,037 shares credited to Mr. Giffin's account under Resources' Employee Stock Ownership Plan, 2,766 restricted shares granted pursuant to Resources' Restricted Stock Plan and 7,412 shares allocated within Resources' Thrift Plan.

(7) Shares shown include 280 shares credited to Mr. Rosenfeld's account under Resources' Employee Stock Ownership Plan and 4,147 restricted shares granted to Mr. Rosenfeld pursuant to Resources' Restricted Stock Plan.

(8) Includes 20,137 shares credited to officers under Resources' Employee Stock Ownership Plan (with respect to which the officers have voting but not investment power), 12,959 shares with respect to which voting and investment power is shared with spouses or relatives of the directors and officers, 1,329 shares as to which beneficial ownership is disclaimed, 27,309 restricted shares granted pursuant to Resources' Restricted Stock Plan and 31,046 shares allocated within Resources' Thrift Plan with respect to officers. As to beneficial ownership of shares of IWC Preferred Stock, see footnote 1.

                 COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

    During 1995, the Compensation Committee consisted of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans.

GENERAL

    Resources' executive compensation policy seeks to serve three goals: (1) to encourage the creation of value for shareholders by linking compensation to shareholder value performance; (2) to encourage superior individual performance; and (3) to provide a total compensation package that is competitive within the industry, in order to attract and retain qualified executives.

COMPENSATION STRATEGY

    An executive's compensation consists of three principal components: base salary, annual cash bonus and grants of restricted shares under Resources' Restricted Stock Plan. Base salary levels are set in part with reference to compensation paid by other companies in the water utility industry. For purposes of this comparison, Resources utilizes a comparison group of investor-owned water utilities. Resources generally seeks to be within the 50-75 percentile of comparison group compensation. In determining base salary, Resources also takes into account individual experience and performance, specific issues particular to Resources, including its past compensation practices, and general salary levels in the Indianapolis area.

    The amount of cash bonuses is determined annually by the Compensation Committee. The Compensation Committee considers a number of factors in determining the level of bonuses, including the extent to which Resources has met its financial and operating goals for the year, the performance of Resources stock in terms of share price and dividends and the individual performance of the executive during the year. Annual bonuses generally range from 0% to 40% of base salary.

    Effective January 1, 1992, Resources instituted a Restricted Stock Plan pursuant to which Resources may make grants of common shares to officers of Resources and its affiliates. The purpose of the Restricted Stock Plan is to enable Resources to attract, retain and motivate its officers by providing them with a means of acquiring or increasing a proprietary interest in the Company, so that they will have an increased incentive to work toward the attainment of the long-term growth and profit objectives of Resources. Common shares granted pursuant to the Restricted Stock Plan are subject to restrictions upon transfer and risk of forfeiture for a three-year period.

    The Restricted Stock Plan is administered by the Compensation Committee. Awards are made to officers of Resources and its affiliates selected by the Compensation Committee. Grants under the Restricted Stock Plan are made by the Compensation Committee at the beginning of each measuring period consisting of three consecutive years ("Measurement Period"). All grants of restricted shares are subject to adjustments ("Shareholder Value Performance Adjustments") pursuant to which at the end of the Measurement Period grantees may be entitled to grants of additional shares or required to forfeit restricted shares previously granted. The Shareholder Value Performance Adjustments provide for an increase or decrease in the number of shares granted to a grantee based upon various levels of performance ("Shareholder Value Performance") of Resources compared to the Shareholder Value Performance of a group of companies designated by the Compensation Committee as a comparison group (the "Comparison Group"). Holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources.

    After giving effect to the supplemental awards earned for the Initial Measurement Period, Resources granted 8,604, 5,200, 4,039, 3,166 and 1,954 restricted shares to Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis, respectively, in connection with the Initial Measurement Period, after reduction for mandatory in-kind tax withholding. For the three-year measurement period beginning January 1, 1995, Resources granted 7,203, 4,663, 4,147, 2,766 and 3,346 shares to the aforementioned individuals, respectively.

    Resources also provides medical and pension benefits to its executive officers. With the exception of the Executive Supplemental Benefits Plan, the benefits paid to executive officers are similar to those available to other employees of Resources.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    For 1995, Mr. Morris received a salary of $316,592, the annual base salary rate established in December, 1994, plus a cash bonus of $120,814. The bonus for 1995 represented an increase over the bonus paid in 1994. The Compensation Committee believes the higher bonus paid for 1995 was appropriate because of Resources' excellent performance in 1995 in achieving record earnings, and because of Mr. Morris' central role in Resources' strategic planning, its progress in the area of growth in both regulated and non-regulated markets.

                                                         Otto N. Frenzel, III
                                                         J. George Mikelsons
                                                         Thomas M. Miller
                                                         Jack E. Reich

                          COMPENSATION OF EXECUTIVES

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning total compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of Resources and the other four most highly compensated officers of Resources.

                                    Annual Compensation                          Long-Term Compensation
   Name & Principal      Fiscal Year       Salary        Bonus (1)     Restricted        LTIP          All Other
       Position                                                           Stock       Payouts (3)  Compensation (4)
                                                                       Awards (2)
James T. Morris             1995             $316,592       $120,814         $72,930            --          $21,870
Chairman of the Board
and CEO
1994                       304,202            114,639             --        $170,921        18,848
1993                       287,219             72,100             --              --        14,318
Joseph R. Broyles           1995              208,407         78,215          47,213            --           14,331
President, Industries
Division
1994                       193,269             69,269             --         104,797        11,814
1993                       176,079             44,200             --              --         9,913
J.A. Rosenfeld              1995              182,269         69,555          41,988            --           12,591
Executive Vice
President,
Chief Financial
Officer and President,
Utilities Division
1994                       174,903             61,600             --          82,198        10,643
1993                       156,799             40,000             --              --         8,855
Kenneth N. Giffin           1995              128,353         29,299          28,006            --            7,883
Senior Vice President
1994                       119,026             17,608             --          65,315         6,149
1993                       113,937             13,780             --              --         5,747
John M. Davis               1995              147,057         29,536          33,878            --           15,174
Vice President,
General
Counsel and Secretary
1994                       141,342             21,300             --          41,619         7,319
1993                       63,690               6,750         18,700              --            --




(1) Includes all amounts received with respect to a fiscal year, even though actual payment of some or all of the bonus may have been made in the following fiscal year.

(2) For the three-year measurement period beginning January 1, 1995, Resources granted an aggregate of 29,461 restricted common shares under its
    Restricted Stock Plan. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis received 7,203, 4,633, 4,147, 2,766 and 3,346 restricted shares, respectively. The amounts shown as awards in 1995 reflect one-half of the number of restricted shares initially granted, representing the number of shares to which the named executive was entitled at the lowest level of performance. The value shown for restricted shares awarded in 1995 is based upon the closing price of Resources common shares of $20.25 on January 3, 1995. Holders of restricted shares are entitled to receive any dividends paid on the common shares.

(3) Restricted shares granted relate to a three-year measurement period and generally vest upon completion of such three-year period. The number of shares granted is subject to adjustment based upon the Shareholder Value Performance of Resources compared to the Shareholder Value Performance of a Comparison Group. See "Compensation Committee Report to Shareholders." Under the schedule of Shareholder Value Performance Adjustments adopted by the Compensation Committee, if the Shareholder Value Performance of Resources for the measurement period would place Resources in the top quartile of the Comparison Group, the number of shares granted would be increased by 100%. If the Shareholder Value Performance of Resources would place it in the bottom quartile, the number of restricted shares would be reduced by 50%, and if Shareholder Value Performance is in the second or third quartile, a ratable adjustment would be made. Amounts shown reflect the value of additional shares awarded January 11, 1995, pursuant to the Shareholder Value Performance Adjustments, based upon the closing price of Resources common shares of $20.25 on January 3, 1995.

(4) Includes amounts contributed by Resources for the benefit of the named executive pursuant to Resources' Employee Stock Ownership Plan, Employee Thrift Plan and Non-Qualified Deferred Compensation Plan.

EMPLOYEES' PENSION PLAN AND OTHER RELATED PLANS

    All employees of Resources (and subsidiaries) become eligible to participate in a pension plan (the "Pension Plan") as of the first January 1 or July 1 after completing one year of service (as defined in the Pension Plan). Resources and IWC also maintain a nonqualified executive supplemental benefits plan (the "ESB") to supplement the benefits of key executives under the Pension Plan. Participation is limited to key executives designated by Resources' Board of Directors, and the ESB currently covers eighteen persons, including Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis.

    The following table sets forth a range of combined annual retirement benefits under the Pension Plan and the ESB for graduated levels of average annual earnings and years of service (as calculated under the ESB) for employees of Resources and its subsidiaries. The benefit amounts listed in the table are computed as a straight life annuity beginning at age 65.

                  Years of Service Credited under ESB at Retirement
 Average Annual        10 YEARS         20 YEARS        30 YEARS       40 YEARS       50 YEARS        52 Years
    Earnings                                                                                           OR MORE
(3 HIGHEST YEARS)
         $100,000             12,500          25,000         37,500         50,000          62,500         65,000
          150,000             18,750          37,500         56,250         75,000          93,750         97,500
          200,000             25,000          50,000         75,000        100,000         125,000        130,000
          250,000             31,250          62,500         93,750        125,000         156,250        162,500
          300,000             37,500          75,000        112,500        150,000         187,500        195,000
          350,000             43,750          87,500        131,250        175,000         218,750        227,500
          400,000             50,000         100,000        150,000        200,000         250,000        260,000


    Generally, the Pension Plan provides a pension beginning at age 65 of $20 per month multiplied by the participant's years of service or, if greater, a pension equal to (a) 1.25% of the participant's average stated salary (for the three consecutive years that produce the highest average) in excess of $833 per month multiplied by the participant's years of service (up to 50 years), plus
(b) varying lesser percentages (ranging from .85% to 1.13%) of salary under $833 per month, multiplied by the number of the participant's years of service to which each percentage applies under the Pension Plan. The Pension Plan also includes provisions for early retirement benefits, late retirement benefits, disability retirement benefits, optional methods of benefit payments to an employee who leaves the employ of Resources and its subsidiaries after a certain number of years of service and payments to the surviving spouse. Pension Plan benefits are funded through a tax-exempt trust to which Resources and its subsidiaries make annual contributions.

    In calculating a participant's benefit under the ESB, the participant's total years of service are added to their years of service as an executive. Thus, for example, if a participant has 25 years of service with Resources and its subsidiaries and has served as an executive for 20 years, they will be credited with 45 years of service. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis have been credited with 19, 43, 6, 39 and 4 years of service, respectively, under the ESB. In the case of Mr. Morris, his years of credited service includes those as director of Compucom, a formerly affiliated company.

    The monthly amount of the life annuity payable to a participant under the ESB upon their retirement on or after age 65 is calculated as follows:

    Step 1. The participant's years of service (determined in the aforementioned manner) are multiplied by 1.25% of the participant's average stated salary for the 36 consecutive months that produce the highest average. The amount determined under this Step 1 is limited to 65% of the participant's average stated salary for the 36 consecutive months that produce the highest average.

    Step  2.   The  result  of  Step  1 is reduced by the amount payable to the participant under the Pension Plan.

    If a participant retires before age 65, their benefit under the ESB is reduced, unless they retire after attaining age 60 and have completed 30 years of service. If a participant dies after retirement, one half of the retirement annuity payable to them during their life will be continued to their spouse. In addition, the spouse of a participant who dies before retirement is entitled to a death benefit, as if the decedent retired on their date of death with such full benefit paid to surviving spouse until decedent's age 65, at which time it is reduced to 50%.

    Benefits payable under the Pension Plan and ESB are not reduced by any Social Security payments made. The amount of covered compensation for each of the executive officers of Resources named in the Summary Compensation Table is approximated by the amount shown as salary and bonus in the table.

COMPENSATION OF DIRECTORS

    Each director who is not a salaried officer or employee of Resources, receives a retainer of $2,500 per quarter and an additional $1,000 for each Board of Directors meeting attended. Each such director who is a member of the Executive Committee receives an additional $500 per month, and $1,000 for each Executive Committee meeting attended. Each such director who is a member of the Audit Committee or Compensation Committee receives $1,000 for each committee meeting attended. Mr. McConnell receives an additional $1,667 per month for his services as chairman of the Executive Committee. Messrs. Barnette and Frenzel each receive an additional $313 per quarter for their services as chairman of the Audit and Compensation committees, respectively.

DIRECTORS' RETIREMENT

    On October 21, 1994, the Board of Directors established the IWC Resources Directors' Retirement Plan. The purpose of the Plan is to provide a quarterly retirement benefit for retiring directors, and to establish certain age criteria for director election or re-election. Normal retirement, for purposes of this Plan, is at age 65 or when the director's term is complete, whichever is later. A director may not stand for re-election if they have attained the age of 70 years, except for directors who formerly served as the chairman of the Board.

    A director may choose to retire at any age; however, quarterly benefits will not commence until reaching age 65. Upon attaining age 65 with at least ten years of service, a director will be entitled to receive the directors quarterly retainer ($2,500) upon his or her retirement. If a director retires on or after age 65 with less than ten years of service, the quarterly benefit will be reduced by 1/10 for each year of service less than ten. The quarterly benefits are payable for the life of the director.

COMPENSATION COMMITTEE INTERLOCKS

    Messrs. Frenzel, Mikelsons, Miller and Reich served as members of the Compensation Committee during 1995. Each of these persons is an outside director and, with the exception of Mr. Reich, not a present or former officer or employee of Resources. Mr. Reich served as chairman of the Board of IWC from 1962 to 1967. No executive officer of Resources served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee. Mr. Morris serves as director of National City Bank, Indiana. Mr. Frenzel is Chairman of the Executive Committee of National City Bank, Indiana. Mr. Morris does not serve on the Compensation Committee of National City Bank, Indiana.

EMPLOYMENT CONTRACTS

    There are no contracts for current employment between Resources and any of its executive officers. Under the Resources Restricted Stock Plan, holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources. However, in the event of a change in control of Resources, Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis each vest in a three-year employment contract at the same title, duties, location and compensation as before such change in control. In the case of Messrs. Morris, Broyles and Giffin, in the event of a change in control, a supplemental pension applies pursuant to their contracts that provides for the difference between their benefits under the regular benefit plans and that which would be available upon attaining age 65.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(M) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain conditions are met.

    Resources does not foresee that the limitation will apply because the compensation for the chief executive officer and four other highest-compensated executives is significantly below the limitation threshold. If the limitation was exceeded, it would be as a result of performance-based portions of the respective compensation packages, which Resources structured in order to qualify for deduction.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the common shares of Resources for the last five years with a cumulative total return on the S&P 500 index and a comparison group of companies (the "Comparison Group") over the same period (assuming the investment of $100 in Resources common shares, the S&P 500 index and the Comparison Group on January 1, 1990, and reinvestment of all dividends).

                   Comparison
         S&P          Group          IWC

1990     100           100           100
1991     130           147           121
1992     140           154           145
1993     154           177           156
1994     156           168           159
1995     215           216           169


(1) The Comparison Group consists of the following investor-owned water utilities: American Water Works Company, Inc., Aquarion Company, Connecticut Water Service, Inc., Consumers Water Company, E'town Corporation, GWC Corporation, Middlesex Water Company, Philadelphia Suburban Corporation and United Water Resources.

               PROPOSAL 2.  AMENDMENT TO ARTICLE V OF RESOURCES'
                           ARTICLES OF INCORPORATION

    The Board of Directors has proposed an amendment to Article V of Resources' Articles of Incorporation increasing the number of authorized shares of Resources' common stock, no par value, from 10,000,000 to 20,000,000 shares. The affirmative vote of the holders of 4,123,677 shares of the Company's common stock, representing a majority of the total outstanding shares entitled to vote on the proposal as of the record date, is necessary for approval. At February 29, 1996, there were 1,706,235 authorized but unissued shares of common stock of Resources, most of which were reserved for issuance in connection with Resources' Dividend Reinvestment and Stock Purchase Plan. If the proposed amendment is approved by the shareholders, the authorized but unissued shares will be increased to a total of 11,706,235. All of the shares proposed to be authorized will be available for future issue as determined by the Board of Directors for any proper corporate purpose, including raising additional capital and investing in or acquiring other businesses, without further action by the shareholders. Shareholders will have no preemptive rights to subscribe to purchase such additional shares when and if issued. The Board has no present plans, and there are no negotiations or understandings, with respect to the issuance of any of the additional shares proposed to be authorized. The Board, however, believes that the proposed additional authorized shares would provide Resources with increased flexibility in dealing with its future financing needs.

    The following is the exact text of Article V of Resources' Articles of Incorporation, as proposed to be amended:

    The total number of shares which the Corporation has authority to issue shall be 22,000,000 shares, consisting of 20,000,000 common shares (the "Common Shares") and 2,000,000 special shares (the "Special Shares"). The Corporation's shares do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Corporation's shares shall be deemed to have a par value of $1.00 per share.

    If the amendment is approved by the shareholders of Resources, it will become effective upon the filing of Articles of Amendment with the Indiana Secretary of State, which is expected to be accomplished as promptly as practicable following shareholder approval.

    The Board of Directors recommends a vote for the proposed amendment.

                     PROPOSAL 3.  APPOINTMENT OF AUDITORS

    The appointment of KPMG Peat Marwick LLP as auditors for Resources for 1996 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. KPMG Peat Marwick LLP has served as auditors for Resources and IWC since 1954. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of KPMG Peat Marwick LLP will be present at the meeting, and will be provided an opportunity to make a statement and respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    The  date  by which shareholder proposals must be received by Resources for
inclusion  in  proxy   materials   relating  to  the  1997  annual  meeting  of
shareholders of Resources is November 9, 1996.

                     INFORMATION INCORPORATED BY REFERENCE

    The following information has been incorporated by reference into this proxy statement:

    The audited financial statements of Resources and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Resources' Annual Report to Shareholders, which was mailed concurrently herewith. You are encouraged to review the financial information contained in the Annual Report before voting on the proposal to amend the Articles of Incorporation.

                                     PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I hereby appoint James T. Morris, J.A. Rosenfeld and John M. Davis, or any of them, my proxies with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the annual meeting of common shareholders of the Company, to be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, on April 18, 1996 at 11:00 a.m., E.S.T., and at any adjournment, as follows:

1. ELECTION OF DIRECTORS                 FOR the nominees listed below (except WITHHOLD  AUTHORITY
                                         as marked to the contrary below)____  (to vote for the nominees  listed
                                                                               below)                       ____
           Joseph R. Broyles, Robert B. McConnell, J. George Mikelsons, Thomas M. Miller, Jerry D. Semler

(INSTRUCTIONS: To WITHHOLD authority to vote for any individual nominee write that nominee's name on the space provided below.)



2.  PROPOSAL  to  approve  an  amendment  to    the   Company's   Articles   of
Incorporation.

         ______  FOR           ______ AGAINST       ______ ABSTAIN

3. PROPOSAL to approve the appointment of KPMG Peat Marwick LLP, as auditors for the Company for 1996.

         ______  FOR           ______ AGAINST       ______ ABSTAIN

4. In their discretion, on any other matters that may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                SIGNATURE
                                               SIGNATURE IF HELD JOINTLY

                                            DATE _____________________________,
1996

                                            Please  mark, sign, date and return
                                            the proxy  card  promptly using the
                                            enclosed envelope.

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
OF 1934
                              (AMENDMENT NO. ___)

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting   Material   Pursuant   to   <section>240.14a-11(c)  or
      <section>240.14a-12


                             IWC RESOURCES, INC.
              (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]  $125  per  Exchange  Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  14a-
      6(i)(2)
      or Item 22(a)(2) of Schedule 14A.
[   ] $500 per each party to  the  controversy  pursuant to Exchange Act
      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

      1) Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ X ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed: